January 5, 2015

Securities and Exchange Commission
450  Fifth Street N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Senior Vice President, General Counsel
Angela Hilt, Vice President, Corporate Secretary & Associate General Counsel Stephanie Tang, Corporate Counsel
Cheryl Brice, Assistant Secretary and Legal Specialist


Sincerely,

/s/ Denise Garner
Name:  Denise Garner
Title:    SVP, Chief Innovation Officer